As filed with the Securities and Exchange Commission on August 15, 2005

Registration No. 333-[            ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MBIA INC.

(Exact name of registrant as specified in its charter)

Connecticut	06-1185706
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

113 King Street Armonk, New York 10504

(Address of Principal Executive Offices including Zip Code)

MBIA Inc. 2005 Omnibus Incentive Plan

(Full title of the Plan)

Ram D. Wertheim, Esq.

General Counsel and Secretary

113 King Street

Armonk, New York 10504

(914) 765-3945

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	6,000,000(1)	$57.80(2)	$346,800,000(2)	$40,818.36

(1)	Consists of shares of Common Stock to be issued under the MBIA Inc. 2005 Omnibus Incentive Plan (the “Plan”). Such undeterminable number of additional shares as may be issuable pursuant to the operation of the recapitalization provisions of the Plan are hereby also registered.
(2)	Computed pursuant to Rule 457(h) under the Securities Act of 1933 solely for the purpose of determining the registration fee, based upon an assumed price of $57.80 per share, which is the average of the high and low prices of MBIA Inc. Common Stock on August 8, 2005, as reported on the New York Stock Exchange Consolidated Tape on August 8, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Incorporated by reference in this Registration Statement are the following documents heretofore filed by MBIA Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

a.	The Company’s latest annual report on Form 10-K filed pursuant to sections 13(a) or 15(d) of the Exchange Act;

b.	All other reports filed by the Company pursuant to sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

c.	The description of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”), contained in a registration statement filed under the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the dates of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

The Company was incorporated under the laws of the State of Connecticut in 1986. Section 33-771(e) of the Connecticut Business Corporation Act (the “CBCA”)

states that, unless its certificate of incorporation otherwise provides, a Corporation formed under Connecticut law prior to January 1, 1997 shall indemnify under Sections 33-770 to 33-779, inclusive, a director to the same extent the corporation is permitted to provide the same to a director pursuant to Section 33-771(a)(1), (b), (c) and (d). The obligation to indemnify is subject to certain limitations set forth in Section 33-775 of the CBCA, which require a determination, in the manner set forth in Section 33-775, that indemnification of the director is permissible. Under Section 33-774 of the CBCA, a director may also apply to a court of competent jurisdiction for indemnification. Section 33-772 requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Section 33-776(d) of the CBCA provides that unless its certificate of incorporation provides otherwise a corporation incorporated under Connecticut law prior to January 1, 1997 shall also indemnify each of its officers who is not a director to the same extent as the corporation is permitted to indemnify a director.

In general, Section 33-771 provides that a corporation may indemnify an individual made a party to a proceeding because he is a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; (2) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 33-773 of the CBCA permits a corporation, in certain circumstances and subject to certain limitations set forth therein, to advance expenses to a director before the final disposition of a proceeding.

Section 33-771(d) provides that, unless ordered by a court, a corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 33-771(a); or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

The Restated Certificate of Incorporation of the Company includes a provision limiting a director’s personal liability to the Company or its shareholders for monetary damages for breach of duty as a director, to an amount equal to the amount of compensation received by the director for serving the Company during the calendar year in which the violation occurred subject to a number of exceptions, including violations involving a knowing and culpable violation of law, a breach of duty which enables a director or an associate to receive an improper personal gain, conduct showing a lack of good faith and conscious disregard of duty to the Company, a sustained and unexcused pattern of inattention, or any action causing liability under Section 33-321 of the

Connecticut Stock Corporation Act as it may be amended from time to time (repealed in 1997 and replaced by the Connecticut Business Corporation Act Section 33-757), which holds a director liable for the approval of an illegal distribution of assets of the Company to its shareholders.

The Company has purchased insurance providing officers and directors of the Company (and their heirs and other legal representatives) coverage against certain liabilities arising from any negligent act, error, omission or breach of duty claimed against them solely by reason of their being such officers and directors, and providing coverage for the Company against its obligation to provide indemnification as required by the above-described statutes and the Restated Certificate of Incorporation. The insurance policy has a $200 million aggregate policy limit for any loss or losses during the policy year.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

An Exhibit Index, containing a list of all exhibits filed with this registration statement, is included on page 10.

Item 9. Undertakings

(a) Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any Prospectus required by section 10(a)(3) of the Securities Act, unless the information is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Subsequent Exchange Act Documents. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York on August 12, 2005.

MBIA INC.

By:	/s/ Ram D. Wertheim
Ram D. Wertheim
Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
* Gary C. Dunton	Chief Executive Officer and Director	August 12, 2005

* Joseph W. Brown	Chairman and Director	August 12, 2005

* Nick Ferreri	Chief Financial Officer	August 12, 2005

* Douglas C. Hamilton	Assistant Vice President and Controller	August 12, 2005

* David C. Clapp	Director	August 12, 2005

* C. Edward Chaplin	Director	August 12, 2005

	* Claire L. Gaudiani	Director	August 12, 2005

	* Daniel P. Kearney	Director	August 12, 2005

	* Laurence H. Meyer	Director	August 12, 2005

	* Debra J. Perry	Director	August 12, 2005

	* John A. Rolls	Director	August 12, 2005
	Jeff Yabuki	Director

*By	/s/ Ram D. Wertheim		August 12, 2005
Ram D. Wertheim Attorney-in-Fact

Index to Exhibits

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of the Company, dated May 5, 2005, incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

4.2	Company’s By-laws as Amended as of March 19, 1998, incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

5	Opinion of Day, Berry & Howard LLP as to the legality of securities to be registered (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Day, Berry & Howard LLP (included in Exhibit 5).

24	Powers of Attorney (filed herewith).

99	MBIA Inc. 2005 Omnibus Incentive Plan, incorporated by reference to Exhibit D of the Company’s Definitive Proxy Statement filed on March 30, 2005.